Exhibit 2.1

PURCHASE AND SALE AGREEMENT
by and between
DGK ORRI COMPANY, L.P.,
as Seller,
VIPER ENERGY PARTNERS LLC,
as Buyer,
and, solely for purposes of Section 11.14,
ROYAL RESOURCES L.P.,
as Seller Parent
Dated as of November 21, 2017

I

4.3	No Conflict; Consents	22
4.4	Litigation	22
4.5	Brokers’ Fees	22
4.6	Financial Ability	22
4.7	Securities Law Compliance	23
4.8	Buyer’s Independent Investigation	23

Article 5 Covenants		24
5.1	Conduct of Business	24
5.2	Access	25
2.3	Third Party Approvals	25
5.4	Records	25
5.5	Further Assurances	26
5.6	Fees and Expenses	26

Article 6 Tax Matters		26
6.1	Responsibility for Filing Tax Returns and Paying Taxes	26
6.2	Property Taxes; Transfer Taxes	26
6.3	Cooperation	27
6.4	Post-Closing Covenants	27
6.5	Refunds	27

Article 7 Conditions to Closing		27
7.1	Conditions to Obligations of Buyer to Closing	27
7.2	Conditions to Obligations of Seller to Closing	27

Article 8 Title Matters		29
8.1	Examination Period	29
8.2	Notices	29
8.3	Seller’s Remedies	30
8.4	Resolution of Uncured Title Defects	31
8.5	Title Defect Amounts; Limitations on Title Defect Amounts and Title Benefit Amounts	32
8.6	Title Benefit	34
8.7	Termination Procedures	34
8.8	Acceptance of Title Condition	34
8.9	Sole and Exclusive Remedy	34

Article 9 Termination		35
9.1	Termination	35
9.2	Effect of Termination	36

Article 10 Indemnification		37
10.1	Indemnification and Payment of Damages by Seller	37

    II

10.2	Indemnification and Payment of Damages by Buyer	37
10.3	Indemnity Net of Insurance	38
10.4	Limitations on Liability	38
10.5	Procedure for Indemnification – Third Party Claims	39
10.6	Procedure for Indemnification – Other Claims	40

Article 11 Other Provisions		40
11.1	Notices	40
11.2	Assignment	41
11.3	Rights of Third Parties	41
11.4	Counterparts	41
11.5	Entire Agreement	41
11.6	Survival	42
11.7	Disclosure Schedule	42
11.8	Amendments	42
11.9	Publicity	42
11.10	Severability	43
11.11	Specific Performance	43
11.12	Governing Law; Jurisdiction Law	43
11.13	No Recourse	44
11.14	Seller Parent Guaranty	45

    III

List of Exhibits and Schedules
Exhibits:
Exhibit A    Leases
Exhibit B-1    Wells
Exhibit B-2    Well Locations
Exhibit C    Form of Assignment

Schedules:

Schedule 1.1(a)    Knowledge Persons
Schedule 1.1(b)    Liens
Schedule 1.1(c)    Excluded Contracts
Schedule 3.3        Conflicts
Schedule 3.4        Litigation
Schedule 3.5        Taxes
Schedule 3.6        Contracts
Schedule 3.7        Environmental Matters
Schedule 5.1(b)    Restricted Activities

IV

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 21, 2017 (the “Execution Date”), is by and between DGK ORRI Company, L.P., a Delaware limited partnership (“Seller”), Viper Energy Partners LLC, a Delaware limited liability company (“Buyer”) and, solely for purposes of Section 11.14, Royal Resources L.P., a Delaware limited partnership (“Seller Parent”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals:
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, the Conveyed Assets (as defined below), on and subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article 1
Definitions and Rules of Construction
1.1    Definitions. As used herein, the following terms shall have the following meanings:
“Adjustment Amount” has the meaning set forth in Section 2.3.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Allocated Value” has the meaning set forth in Section 8.2.
“Allocation Statement” has the meaning set forth in Section 2.10.
“Assignment” means the Assignment and Bill of Sale from Seller to Buyer, substantially in the form attached hereto as Exhibit C.
“Assumed Obligations” has the meaning set forth in Section 2.11.
“Austin Chalk Formation” means (a) the definition of “Austin Chalk” that is defined by the unit designation associated with the Unit for a Well Location identified as an “Austin Chalk” location on Exhibit B-2, or (b) in the absence of a unit designation containing a definition for the

“Austin Chalk” formation, the geological formation generally known as the “Austin Chalk” formation, which generally includes the entire correlative interval from 9,950 feet to 10,293 feet for the EOG Resources, Inc. – Milton Unit, Well No. 1 (API No. 42-255-31608), recognizing that the actual depths will vary across the area where the Underlying Properties are located.
“Base Purchase Price” has the meaning set forth in Section 2.2.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the States of Texas and New York and that is not otherwise a federal holiday in the United States.
“Buyer” has the meaning set forth in the preamble of this Agreement.
“Buyer Entitlements” has the meaning set forth in Section 2.12.
“Closing” has the meaning set forth in Section 2.7.
“Closing Date” has the meaning set forth in Section 2.7.
“Closing Payment” has the meaning set forth in Section 2.5.
“Closing Statement” has the meaning set forth in Section 2.6.
“Closing Statement Accountant” is defined in Section 2.9(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain confidentiality agreement, dated as of October 9, 2017, between Buyer and Seller Parent.
“Contract” means any legally binding written agreement, commitment, lease, license or contract.
“Contracting Parties” has the meaning set forth in Section 11.13.
“Conveyed Assets” means Seller’s right, title and interest in, to, and under the following, without duplication, except, in each case, to the extent constituting Excluded Assets:
(a)    the undivided percentage of Seller’s right, title and interest in and to the overriding royalty interest in each Lease that is set forth for such Lease on Exhibit A (the applicable portion of such overriding royalty interests to be conveyed hereunder, collectively, the “ORRIs”), including all ratifications, extensions and amendments to such Lease, as set forth on Exhibit A, and (without duplication) the interest in the Wells and Units derived from such ORRIs, together with the rights, to the extent applicable, to receive all profits or income attributable to the ownership thereof to the extent attributable to periods and payable under the terms of the relevant instruments after the Effective Time;

(b)    all proceeds, revenues, or other benefits attributable to production from or the ownership of the ORRIs after the Effective Time;
(c)    all Contracts by which any of the ORRIs are bound by or subject, or that relate to or are otherwise applicable to the ORRIs, solely to the extent relating to or applicable to the ORRIs;
(d)    all Permits to the extent relating to or applicable solely to the ORRIs and (i) required of Seller for the ownership of the ORRIs and (ii) transferable pursuant to applicable Laws;
(e)    to the extent relating to the Conveyed Assets and to the extent transferable, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity (including any rights, claims or causes of action of Seller against Third Parties under any indemnity or hold harmless agreements) and any indemnities received in connection with Seller’s prior acquisition of any of the Conveyed Assets, but in each case only to the extent that such rights or interests arise from obligations or liabilities for which Buyer is responsible under this Agreement, or (ii) relating to existing claims and causes of action that may be asserted against a Third Party to the extent such rights and claims arise from obligations or liabilities assumed by Buyer hereunder; and
(f)    complete copies of the Records.
“Currently Productive Interval” means (a) as to any Well producing as of the Execution Date, the productive interval as of the Execution Date and (b) as to any Well not currently producing as of the Execution Date, the most recent productive interval prior to the Execution Date.
“Damages” means any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, and out-of-pocket penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any reasonable, out-of-pocket attorney’s fees, legal, and other costs and expenses suffered or incurred therewith.
“Defensible Title” has the meaning set forth in Section 8.1(b).
“Disclosure Schedules” means the schedules attached hereto, each a “Disclosure Schedule.”
“Dollars” and “$” mean the lawful currency of the United States.
“Due Diligence Information” has the meaning set forth in Section 4.8(b).
“Eagle Ford Formation” means (a) the definition of “Eagle Ford” that is defined by the unit designation associated with the Unit for a Well Location identified as a “Eagle Ford” location on Exhibit B-2, or (b) in the absence of a unit designation containing a definition for the “Eagle Ford” formation, the geological formation generally known as the “Eagle Ford” formation, which generally includes the entire correlative interval from 10,294 feet to 10,580 feet for the EOG

Resources, Inc. – Milton Unit, Well No. 1 (API No. 42-255-31608), recognizing that the actual depths will vary across the area where the Underlying Properties are located.
“Effective Time” means 12:00 a.m. (Central Standard Time) on October 1, 2017.
“Environmental Laws” means all applicable Laws of any Governmental Authority relating to the protection of the environment or pollution.
“Escrow Account” has the meaning set forth in Section 2.4.
“Escrow Agent” means JP Morgan Chase Bank, N.A.
“Escrow Agreement” means the escrow agreement among Seller, Buyer and the Escrow Agent, entered into as of the Execution Date.
“Estimated Adjustment Amount” has the meaning set forth in Section 2.6.
“Excluded Assets” means: (i) except to the extent relating to an Assumed Obligation, all credits and refunds and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Conveyed Assets with respect to any period of time prior to the Effective Time; (ii) all claims of Seller for refunds with respect to any Property Taxes for which Seller is responsible under Section 6.2 or any Taxes attributable to the other Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Conveyed Assets and attributable to the period prior to the Effective Time, including, without limitation, refunds of amounts paid under any gas gathering or transportation agreement; (iii) all proceeds, income or revenues attributable to (A) the Conveyed Assets for any period prior to the Effective Time (except to the extent of any increase to the Base Purchase Price under Section 2.3(a)), or (B) any other Excluded Assets; (iv) all Hydrocarbons produced from the Wells prior to the Effective Time; (v) all Records, other than title opinions or memoranda relating to the Conveyed Assets, of Seller that are subject to the attorney/client or attorney work product privilege in favor of Seller or to confidentiality agreements; provided that Seller has used commercially reasonable efforts, but without the expenditure of funds, to obtain waivers of such confidentiality agreements; (vi) all rights and interests of Seller (A) under any policy or agreement of insurance or indemnity (including any rights, claims or causes of action of Seller against Third Parties under any indemnity or hold harmless agreements) and any indemnities received in connection with Seller’s prior acquisition of any of the Conveyed Assets, but in each case, only to the extent that such rights or interests arose from any liability for which Seller is responsible under this Agreement, (B) under any bond, letter of credit or guarantee, or (C) relating to existing claims and causes of action that may be asserted against a Third Party, except to the extent such rights and claims arise from obligations or liabilities assumed by Buyer hereunder; (vii) except as otherwise provided herein, all fees, rentals, proceeds, payments, revenues, rights, and economic benefits of every kind and character (and all security or other deposits made) payable to Seller as the owner of the Conveyed Assets and that are attributable to the period prior to the Effective Time (except to the extent of any increase to the Base Purchase Price under Section 2.3); (viii) all exchange traded futures contracts and over-the-counter derivative Contracts of Seller as to which Seller has an open position as of the Effective Time; (ix) all audit rights (including rights to receive costs and revenues in connection therewith, in each case to the extent Seller is responsible for such costs under this Agreement) with respect to the Conveyed Assets for any period prior to the Effective Time or to any of the Excluded Assets, provided that, this clause (ix) shall not limit access rights to information or records necessary to comply with Section 5.2; (x) records relating to the offer, negotiation or consummation of the sale of the Conveyed Assets; (xi) except to the extent relating to an Assumed Obligation, any other right or interest of such Seller, including claims against Third Parties, to the extent related to the ownership of the Conveyed Assets prior to the Effective Time (including all proceeds and revenues produced from or attributable to the ORRIs, in each case, prior to the Effective Time); (xii) all corporate, partnership, financial, and tax records that relate to any of Seller or its Affiliates’ businesses (whether or not related to the Conveyed Assets) and (xiii) all Contracts listed on Schedule 1.1(c).
“Execution Date” has the meaning set forth in the preamble of this Agreement.
“Expenses” means, without duplication, all costs, expenses and other expenditures to the extent directly related to the Conveyed Assets (as opposed to Seller generally), including (i) operating expenses of Seller (including costs of title examination and curative actions, marketing and transportation expenses (to the extent not deducted by an operator, leaseholder or other Third Party paying Royalties)) and (ii) bona fide general and administrative costs of the Seller and Seller Parent allocated to the Conveyed Assets (not to exceed $33,333 per month (prorated for partial months)).
“Final Closing Statement” has the meaning set forth in Section 2.9(b).
“Final Settlement Date” has the meaning set forth in Section 2.9(a).
“GAAP” means generally accepted accounting principles of the United States, as consistently applied.
“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
“Hydrocarbons” means oil, gas, condensate or any other gaseous and liquid hydrocarbons or any combination or constituents thereof, including sulphur and other constituents extracted therefrom.
“Individual Claim Threshold” has the meaning set forth in Section 10.4.
“IRS” means the Internal Revenue Service of the United States.
“Knowledge” means, as to Seller, the actual knowledge of the individuals listed on Schedule 1.1(a) as of the Execution Date, without requirement of investigation or inquiry.
“Law” means any applicable statute, writ, law, rule, regulation, ordinance, Order, judgment, injunction, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted as of the Execution Date.

“Leases” means the oil and gas leases listed on Exhibit A.
“Liens” means liens, pledges, options, mortgages, deeds of trust or security interests.
“Material Adverse Effect” means any circumstance, change or effect that has had or would be reasonably likely to have, individually or in the aggregate with any other circumstance, change or effect, a material and adverse effect on the ownership or financial condition of the Conveyed Assets, taken as a whole, or Seller’s, or Seller Parent’s, ability to perform its obligations hereunder, but shall exclude any circumstance, change or effect resulting or arising from: (i) any change in general conditions in the industries or markets in which Seller operates; (ii) seasonal reductions in revenues and/or earnings of Seller in the ordinary course of its business; (iii) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (iv) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in GAAP or the interpretation thereof; (vi) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby; (vii) matters that will be reflected in the Adjustment Amount; (viii) any set of facts, occurrences or conditions specified in reasonable detail in the Disclosure Schedules or exhibits to this Agreement; (ix) any failure to meet internal or third party projections or forecasts or revenue or earnings or reserve predictions, including as a result of the failure of any third Person operator or working interest owner to develop all or a portion of any Underlying Property or any other action taken or failed to be taken by a third Person operator or owner or working interests with respect to an Underlying Property; (x) changes or developments in financial or securities markets or the economy in general; (xi) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business consistent with ordinary, prudent and customary practices in the oil and natural gas exploration and production industry; (xii) acts or failures to act of any Governmental Authorities and changes in Law or the interpretation thereof from and after the Execution Date; or (xiii) effects of weather, meteorological events, natural disasters or other acts of God.
“Material Contracts” has the meaning set forth in Section 3.6.
“Nonparty Affiliates” has the meaning set forth in Section 11.13.
“Notice of Disagreement” has the meaning set forth in Section 2.9(a).
“Notices” is defined in Section 11.1.
“Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.
“ORRIs” has the meaning set forth in the definition of “Conveyed Assets”.
“Party” and “Parties” have the meaning set forth in the preamble of this Agreement.
“Performance Deposit” has the meaning set forth in Section 2.4.
“Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities.
“Permitted Encumbrances” means: (i) lessor’s royalties, overriding royalties, production payments, carried interests and reversionary interests which do not individually, or in the aggregate, (A) materially impact the ownership of the Conveyed Assets or (B) reduce Seller’s Revenue Interest below the amount shown in Exhibit B-1 for any Well or in Exhibit B-2 for any Well Location; (ii) preferential rights to purchase and required Third Party consents to assignment and similar agreements (x) with respect to which waivers or consents are obtained from the appropriate parties or required notices have been given to the holders of such rights and the appropriate time period for asserting such rights has expired without an exercise of such rights, (y) that are not applicable to the transactions contemplated under the Agreement or (z) if any such consent is a Soft Consent; (iii) all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance; (iv) liens for Taxes or assessments not due or not delinquent or which are being contested in good faith by appropriate proceedings; (v) easements, rights-of-way, servitudes, permits, surface leases and other rights or limitations in respect of surface operations on or over any of the Underlying Properties which do not operate to (A) materially impact the ownership of the Conveyed Assets or (B) reduce Seller’s Revenue Interest below the amount shown in Exhibit B-1 for any Well or in Exhibit B-2 for any Well Location; (vi) insufficient or incomplete rights to access the surface of any tract on which an Underlying Property is located, (vii) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the instruments and documents that create or reserve to Seller its interest in the Conveyed Assets, including specifically the Leases and the instruments reserving or creating the ORRIs and any conveyances of the ORRIs, in each case, that do not (A) materially impact the ownership of the Conveyed Assets or (B) reduce Seller’s Revenue Interest below the amount shown in Exhibit B-1 for any Well or in Exhibit B-2 for any Well Location; (viii) any matter waived in writing by Buyer; (ix) all Liens that are released by Closing; (x) conventional rights of reassignment under any Lease obligating a Person to reassign its interest in any portion of the oil and gas leases burdening the Underlying Properties; (xi) defects in the chain of title arising from the failure to recite marital status, omissions of successors or heirship or the lack of probate proceedings and defects arising out of lack of corporate or other entity authorization (absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter); (xii) defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf (absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter); (xiii) defects arising out of a lack of evidence of corporate authorization or a scrivener’s error (absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter); (xiv) defects and irregularities cured by possession under applicable statute of limitation or statutes relating to prescription; (xv) the failure of any third Person operator to develop all or a portion of any Underlying Property which do not individually or in the aggregate, reduce Seller’s Revenue Interest below the amount shown in Exhibit B-1 for any Well or in Exhibit B-2 for any Well Location; (xvi) requirements of a Governmental Authority imposed by Law concerning rates of production from operations on any of the land covered by the Underlying Properties affecting recoverability of Hydrocarbons or regulation of the Underlying Properties but excluding any such requirement imposed as a result of a violation or failure to comply with any such Law; (xvii) any Liens set forth on Schedule 1.1(b); (xviii) any reduction in Revenue Interest as a result of any Well or Well Location being designated and operated as an allocation well or lease line well after the Effective Time; (xix) defects based on a gap in the chain of title of the Conveyed Asset, unless such gap is affirmatively shown to exist in the county records by an abstract of title, title opinion or landman report identifying the instruments that occurred immediately before and after such gap in the chain of title, which documents shall be included in the applicable Title Defect Notice; (xx) defects based solely on lack of information in Seller’s files; (xxi) defects resulting from lack of survey or failure to record releases of Liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation; in each case, unless Buyer provides affirmative evidence that such defects or irregularities result in another Person’s actual and superior claim of title; (xxii) all rights reserved to or vested in any Governmental Authority to control or regulate the Conveyed Assets in any manner; (xxiii) the partial termination or release as to acreage or depths (other than the Target Formations) of any Lease in accordance with the terms of that Lease; and (xxiv) all other liens, defects, charges, encumbrances, contracts (including all operating agreements, participation agreements, farmout agreements and other contracts), agreements, instruments, obligations and irregularities affecting the Underlying Properties or the Conveyed Assets that individually or in the aggregate do not materially impact the ownership of the Conveyed Assets and do not reduce Seller’s Revenue Interest below the amount shown in Exhibit B-1 for any Well or in Exhibit B-2 for any Well Location.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Post-Effective Time Tax Period” has the meaning set forth in Section 6.2.
“Pre-Closing Tax Period” means any Tax period (or a portion thereof) ending on or before the Closing Date.
“Pre-Effective Time Tax Period” has the meaning set forth in Section 6.2.
“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, inquiry, investigation or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Property Taxes” ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the ownership of the Conveyed Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (i) Taxes based upon, measured by, or calculated with respect to net income, profits, capital, or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if net income, profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated) and (ii) Transfer Taxes.
“Purchase Price” has the meaning set forth in Section 2.2.
“Records” means electronic copies of all records, files, muniments of title, reports, and similar documents and materials relating to the ORRIs or the Leases in the possession of, and maintained by, Seller, including, without limitation: land, title and division of interest files; contracts; engineering and well files; and records related to the operation of the Conveyed Assets prior to the Closing Date, in each case, other than (i) items that may be subject to a valid legal privilege (other than title opinions) or to disclosure restrictions (provided that Seller shall use commercially reasonable efforts to obtain a waiver of any such restrictions), (ii) items that are not transferable without payment by Seller of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), (iii) financial and tax accounting records, and (iv) all e-mails and other electronic files (except to the extent the underlying files, records or data are only available in electronic format) on Seller’s servers and networks relating to the foregoing items.
“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).
“Retained Obligations” means all obligations and liabilities, known or unknown, arising from, based upon, related to or associated with the following: (a) Property Taxes for which Seller is responsible under Section 6.2, (b) for a period of twelve (12) months following Closing, the Conveyed Assets and the ownership and management thereof attributable to the period before the Effective Time, and (c) the Excluded Assets.
“Revenue Interest” means, with respect to any Well or Well Location, the interest (expressed as a percentage or decimal) to which Seller is entitled, based on its ownership of ORRIs and any pooling or any allocation formula applicable for any allocation well, in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Well Location from the Target Formation for such Well or Well Location, as applicable, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom, in each case, free of all drilling, operating, completion, recompletion or other exploration costs without regard for (a) the creation or alteration of a pooled unit or (b) with respect to a Well or Well Location operated or to be operated as an allocation well under Texas Railroad Commission practice, any subsequent alteration of the applicable allocation formula utilized by the lessee or the operator of the Well or Well Location in question, in each case, solely to the extent not within the control of Seller.

“Riverbend” means Riverbend Oil & Gas L.L.C.
“Royalties” means lessor’s royalties, non-participating royalties, overriding royalties, production payments, net profits interests and similar burdens payable out of production.
“Seller” has the meaning set forth in the preamble of this Agreement.
“Seller Entitlements” has the meaning set forth in Section 2.12.
“Seller Fundamental Representations” has the meaning set forth in Section 10.4.
“Seller Parent” has the meaning set forth in the preamble of this Agreement.
“Soft Consent” means Third Party consents, to the extent the failure to obtain such consent would not render the transfer of the affected Conveyed Asset void or voidable, give rise to an express claim for liquidated damages or cause an express termination or loss of the affected Conveyed Asset.
“Straddle Period” has the meaning set forth in Section 6.2.
“Target Formation” means (a) with respect to a Well, all depths within the Currently Productive Interval of such Well, and (b) with respect to a Well Location, all depths within the Eagle Ford Formation (to the extent identified as an “Eagle Ford” location on Exhibit B-2) or the Austin Chalk Formation (to the extent identified as an “Austin Chalk” location on Exhibit B-2).
“Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing filed or required to be filed with any Governmental Authority, including any schedules or attachments thereto and any amendment thereof.
“Taxes” means all taxes imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added and withholding taxes, fees, assessments and charges in the nature of a tax, and including additions to tax, penalties and interest with respect to any of the foregoing, whether disputed or otherwise.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Title Arbiter” has the meaning set forth in Section 8.4(c)(i).
“Title Benefit” means that the Revenue Interest conveyed to Buyer in any Well or Well Location is greater than that shown on Exhibit B-1 or Exhibit B-2, as applicable.
“Title Benefit Amount” has the meaning set forth in Section 8.6.

“Title De Minimis Amount” has the meaning set forth in Section 8.5(f).
“Title Deductible” has the meaning set forth in Section 8.5(f).
“Title Defect” has the meaning set forth in Section 8.1(c).
“Title Defect Amount” has the meaning set forth in Section 8.5.
“Title Defect Cure Period” has the meaning set forth in Section 8.3(a)(i).
“Title Defect Notice” has the meaning set forth in Section 8.1(a).
“Title Diligence Period” has the meaning set forth in Section 8.1(a).
“Title Dispute Notice” has the meaning set forth in Section 8.4(a).
“Transfer Taxes” has the meaning set forth in Section 6.2.
“Underlying Property” means any Lease, Unit, Well or Well Location from which a Conveyed Asset derives a Revenue Interest.
“Unit” means the oil and/or gas units created by unitization and pooling agreements or orders and declarations in effect with respect to any of the Leases, Wells or Well Locations.
“United States” means the United States of America.
“Well Locations” means the undrilled well locations located on the Leases or Units and listed on Exhibit B-2.
“Wells” means the oil and gas wells listed in Exhibit B-1.
1.2    Rules of Construction.
(a)    All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)    The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(d)    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(e)    All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
Article 2
Purchase and Sale; Closing
2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire, the Conveyed Assets.
2.2    Consideration. In consideration for the purchase of the Conveyed Assets, Buyer agrees to pay an aggregate amount equal to One Hundred Twenty Six Million ($126,000,000) (the “Base Purchase Price”), as adjusted by the Adjustment Amount (the Base Purchase Price as so adjusted, the “Purchase Price”).
2.3    Adjustments. The Base Purchase Price shall be adjusted as follows, without duplication and with each such amount calculated in accordance with GAAP:
(a)    increased by an amount equal to all proceeds or revenues received and retained by Buyer or any of its Affiliates from the ownership of the Conveyed Assets attributable to periods before the Effective Time;
(b)    decreased by an amount equal to all proceeds or revenues received by Seller or any of its Affiliates prior to the Closing attributable to the ownership of the Conveyed Assets attributable to periods on or after the Effective Time;
(c)    increased by an amount equal to all Expenses and all other costs and expenses paid or incurred by Seller or any of its Affiliates and attributable to the ownership or management of the Conveyed Assets attributable to periods on or after the Effective Time (whether paid before, on or after the Effective Time);
(d)    decreased by an amount equal to the aggregate of all Title Defect Amounts as agreed to by Buyer and Seller or finally determined pursuant to Article 8 with respect to Title Defects asserted during the Title Diligence Period, subject to the Title Deductible and net of all Title Benefit Amounts as agreed to by Buyer and Seller or finally determined pursuant to Article 8 (for the avoidance of doubt, the upward adjustment to the Base Purchase Price for all Title Benefit Amounts shall not exceed the downward adjustments to the Base Purchase Price for all Title Defect Amounts);

(e)    decreased by an amount equal to the aggregate Allocated Value of all Conveyed Assets excluded by Seller pursuant to Article 8;
(f)    increased by an amount equal to all Property Taxes allocable to Buyer in accordance with Section 6.2 but paid or payable by Seller or any of its Affiliates prior to the Closing; and
(g)    decreased by an amount equal to all Property Taxes allocable to Seller in accordance with Section 6.2 but payable by Buyer after the Closing.
The aggregate sum of the adjustments provided in clauses (a) through (g) of this Section 2.3 is referred to herein as the “Adjustment Amount”, which, subject to the limitations stated therein, may be a positive or negative number.
2.4    Deposit. Contemporaneously with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds into an escrow account (the “Escrow Account”) established pursuant to the terms of the Escrow Agreement, an amount equal to five percent (5%) of the Base Purchase Price (the “Performance Deposit”) to assure Buyer’s performance of its obligations hereunder. Each Party shall bear one half (1/2) of the escrow fees due to Escrow Agent under the Escrow Agreement. Subject to Section 9.2, the Performance Deposit shall be held by the Escrow Agent until Closing and, if the Closing occurs, the Performance Deposit shall be applied as a credit towards the Purchase Price at Closing and the Parties shall direct the Escrow Agent to release the Performance Deposit (together with any interest or income thereon) to Seller from the Escrow Account in accordance with the Escrow Agreement. If this Agreement is terminated without a Closing, then the distribution of the Performance Deposit shall be governed by the provisions of Section 9.2.
2.5    Closing Payment. At Closing, Buyer shall pay the Purchase Price less the Performance Deposit less any amounts to be deposited with the Escrow Agent pursuant to Sections 8.3 and 8.4(a) in cash by wire transfer of immediately available funds to the account designated by Seller no later than one (1) Business Day prior to the Closing Date (such amount, the “Closing Payment”).
2.6    Closing Statement. Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) showing the estimated Adjustment Amount (using actual numbers and amounts where available, and using a good faith estimate of other amounts, where actual amounts are not available) (the “Estimated Adjustment Amount”) and the resulting Purchase Price as determined by Seller.
2.7    Closing. The closing of the sale and transfer of the Conveyed Assets to Buyer as contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002, on February 1, 2018, or if all conditions to Closing under Section 7.1 and Section 7.2 have not yet been satisfied or waived, the third (3rd) Business Day following the date such conditions have been satisfied or waived (the date on which the Closing occurs is referred to herein as the “Closing Date”).

2.8    Closing Obligations. At the Closing:

(a)	Seller shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Buyer:

(i)	executed counterparts of the Assignment in the appropriate number for recording in the real property records where the Conveyed Assets are located;

(ii)	a certificate executed by an officer of Seller, certifying on behalf of Seller that the conditions to Closing set forth in Sections 7.1(a) have been fulfilled;

(iii)	a certificate described in Treasury Regulation Section 1.1445-2(b)(2), certifying that Seller is not a “foreign person” within the meaning of the Code;

(iv)	such other documents as Buyer may reasonably request that are necessary to transfer the Conveyed Assets to Buyer;

(v)	an executed counterpart of a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse to Seller the Performance Deposit;

(vi)
executed, acknowledged and recordable releases of all mortgage liens, security interests and financing statements, in each case, securing indebtedness for borrowed money by Seller or its Affiliates that encumber the Conveyed Assets; and

(vii)	such other documents or other agreements provided for herein or that are necessary to effectuate the transactions contemplated hereby as Buyer may reasonably request.

(b)	Buyer shall deliver (and execute, as appropriate) to Seller:

(i)	the Closing Payment in accordance with Section 2.5;

(ii)	executed counterparts of the Assignment in the appropriate number for recording in the real property records where the Conveyed Assets are located;

(iii)	a certificate executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 7.2(a) have been fulfilled;

(iv)	an executed counterpart of a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse to Seller the Performance Deposit; and

(v)	such other documents or other agreements provided for herein or that are necessary to effectuate the transactions contemplated hereby as Seller may reasonably request.
2.9    Post-Closing Adjustment.
(a)    Revised Closing Statement. On or before the date that is the later of (i) ninety (90) days after the Closing Date and (ii) five Business Days following the final resolution of any disputes with respect to Title Defects or Title Defect Amounts in accordance with Article 8, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth the final Adjustment Amount as of the Closing Date. Buyer shall provide to Seller such data and information as Seller may reasonably request in connection with the calculation of the amounts reflected on the revised Closing Statement. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Buyer unless Buyer gives notice of its disagreement (“Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is not received by Seller by the date specified in the immediately preceding sentence, then the Closing Statement (as revised in accordance with clause (b) below) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (x) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement or (y) the date upon which the Closing Statement Accountant renders a decision in accordance with Section 2.9(b).
(b)    Final Closing Statement. During the fifteen (15) days following the date upon which Seller receives a Notice of Disagreement, Seller and Buyer shall in good faith attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such fifteen (15) day period (or earlier by mutual agreement), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to Deloitte LLP (the “Closing Statement Accountant”) for review and final and binding resolution. If the proposed Closing Statement Accountant is unable or unwilling to serve as provided herein, then Seller and Buyer shall, in good faith, mutually agree upon an alternative independent national accounting firm to serve as the Closing Statement Accountant. Buyer and Seller shall, not later than seven (7) days prior to the hearing date set by the Closing Statement Accountant, each submit a written brief to the Closing Statement Accountant (and a copy thereof to the other Party on the same day) with dollar figures for settlement of the disputes as to the amount of the final Adjustment Amount (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations reflected in the revised Closing Statement and Notice of Disagreement, as applicable. The hearing will be scheduled as promptly as practicable following submission of the settlement briefs, and shall be conducted in English on a confidential basis. The Closing Statement Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and which remain in dispute and the Closing Statement Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement, and not on the basis of independent review. In deciding any matter, the Closing Statement Accountant (i) shall be bound by the provisions of this Section 2.9 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer in their respective calculations delivered pursuant to Section 2.9(a). The Closing Statement Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from the Closing Statement Accountant. The Closing Statement Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the final Adjustment Amount and shall issue the Final Closing Statement (as defined below) reflecting such decision. The decision of the Closing Statement Accountant, other than with respect to any clear and manifest mathematical errors, shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder. The cost of any arbitration (including the fees and expenses of the Closing Statement Accountant) under this Section 2.9(b) shall be borne by Seller and Buyer in inverse proportion to the percentage of the disputed amount awarded to such Party by the Closing Statement Accountant. The fees and disbursements of Seller’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Seller and the fees and disbursements of Buyer’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Buyer. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.9(a), as prepared by Seller and as may be subsequently adjusted to reflect any subsequent written agreement between the parties with respect thereto, or if submitted to the Closing Statement Accountant, as determined thereby in accordance with this Section 2.9(b). Notwithstanding the foregoing and for the avoidance of doubt, any Notice of Disagreement submitted by Buyer regarding Title Defects shall be subject to the dispute mechanism contained in Article 9.
(c)    Final Settlement.
(i)    If the amount of the final Adjustment Amount, as set forth on the Final Closing Statement, exceeds the amount of the Estimated Adjustment Amount included in the calculation of the Closing Payment pursuant to Section 2.5, then, within three (3) Business Days after the Final Settlement Date, Buyer shall pay to Seller by wire transfer of immediately available funds, the aggregate amount by which the Adjustment Amount, as set forth on the Final Closing Statement, exceeds the Estimated Adjustment Amount.
(ii)    If the amount of the final Adjustment Amount, as set forth on the Final Closing Statement, is less than the Estimated Adjustment Amount included in the calculation of the Closing Payment pursuant to Section 2.5, then within three (3) Business Days after the Final Settlement Date, Seller shall deliver to Buyer by wire transfer of immediately available funds, an amount equal the amount by which the final Adjustment Amount, as set forth on the Final Closing Statement, is less than the Estimated Adjustment Amount.
2.10    Purchase Price Allocation. Following the Closing, the Parties shall use commercially reasonable efforts to agree on an allocation of the Purchase Price (and any other amounts, including any Assumed Obligation, constituting consideration for applicable tax purposes) among the Conveyed Assets, as updated following any adjustment to the Purchase Price pursuant to this Agreement (the “Allocation Statement”). If Seller and Buyer are unable to resolve any disagreement with respect to such allocation, either Party may submit the dispute to the Closing Statement Accountant, or any other alternative independent national accounting firm mutually agreeable to the Parties, consistent with the procedures set forth in Section 2.9(b). Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation

Statement, as it may be adjusted under this Section 2.10. Buyer and Seller shall, and shall cause their Affiliates to, report consistently with the Allocation Statement, as adjusted, on all Tax Returns, including IRS Form 8594, which Buyer and Seller shall timely file with the IRS, and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the Allocation Statement, as adjusted, unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with such allocation.
2.11    Assumption; Retention. Provided that the Closing occurs and subject to the Parties’ indemnity obligations under Article 10, (a) Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and liabilities, known or unknown, arising from, based upon, related to or associated with the Conveyed Assets and the ownership or management thereof, whether attributable to the period before, on or after the Effective Time, in each case, other than the Retained Obligations (collectively, the “Assumed Obligations”) and (b) Seller shall retain and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and liabilities known or unknown, arising from, based upon, related to or associated with the Retained Obligations.
2.12    Payments.
(a)    Without limitation to Section 2.11, Buyer shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Conveyed Assets from and after the Closing (collectively, the “Buyer Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) Expenses incurred from and after the Effective Time. For a period of twelve (12) months from and after Closing, Seller shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Conveyed Assets prior to the Effective Time (collectively, the “Seller Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all Expenses incurred prior to the Effective Time.
(b)    Without duplication of any item that is accounted for in Sections 2.3 or 2.9, if: (i) Seller or any of its Affiliates receives any payment with respect to the Buyer Entitlements, Seller shall, or shall cause its applicable Affiliates to, promptly remit such payment to Buyer or its designated Affiliate; and (ii) Seller receives any invoices, bills or other requests for payment from any Third Party in respect of any Expenses incurred from and after the Effective Time, Seller shall send such requests for payment to Buyer and Buyer shall promptly remit payment for such request to such Third Party.
(c)    For a period of (12) twelve months from and after Closing, and without duplication of any item that is accounted for in Sections 2.3 or 2.9, if: (i) Buyer or any of its Affiliates receives any payment with respect to the Seller Entitlements, Buyer shall, or shall cause its applicable Affiliates to, promptly remit such payment to Seller or its designated Affiliate; and (ii) Buyer receives any invoices, bills or other requests for payment from any Third Party in respect of any Expenses incurred prior to the Effective Time, Buyer shall send such requests for payment to Seller and Seller shall promptly remit, or cause its Affiliates to promptly remit, payment for such request to such Third Party.

Article 3
Representations and Warranties Relating to Seller
Except as disclosed in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date:
3.1    Organization of Certain Seller. Seller is duly formed, validly existing, and in good standing under the laws of the State of Delaware.
3.2    Authorization; Enforceability. Seller has full capacity, power and authority to execute and deliver this Agreement and any documents required to be executed and delivered at the Closing and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Upon the execution and delivery by Seller of each of the documents executed and delivered by Seller at the Closing, such documents shall constitute the legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
3.3    No Conflicts. Except as set forth on Schedule 3.3, or as would not reasonably be expected to have a Material Adverse Effect, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and shall not:
(i)    violate any Law applicable to Seller or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
(ii)    violate any Organizational Document of Seller;
(iii)    breach any Material Contract to which Seller is a party or by which any of the Conveyed Assets may be bound or result in the termination of any such Material Contract; or
(iv)    result in the imposition or creation of any Liens upon or with respect to the Conveyed Assets.
3.4    Litigation. Except as set forth on Schedule 3.4 as of the Execution Date, Seller (i) is not subject to any outstanding Order, (ii) is not a party to a Proceeding or (iii) to the Knowledge of Seller, has not been threatened with any Proceeding, in each case, involving any of the Conveyed Assets or seeking to restrain, prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby.
3.5    Taxes. Except as set forth on Schedule 3.5, (i) all material Tax Returns required to be filed by Seller with respect to the Conveyed Assets prior to the date hereof have been filed, (ii)

all material Taxes shown as due on such Tax Returns have been paid, (iii) there are no material Liens on any of the Conveyed Assets that arose in connection with any failure to pay any Tax, (iv) there is no claim, made in writing to Seller, pending by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii), (v) to the Knowledge of Seller, no Tax Returns described in clause (i) are under audit or examination by any Governmental Authority, (vi) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return of Seller or the assessment or collection of any Tax from Seller, in each case, with respect to the Conveyed Assets, and (vii) in the last three years, no written claim has been made by any Governmental Authority in a jurisdiction where Seller does not file a Tax Return that it is or may be subject to taxation with respect to the Conveyed Assets in that jurisdiction.
3.6    Contracts. As of the date hereof, Schedule 3.6 includes a list of each Material Contract. “Material Contracts” means any of the following Contracts (other than any instrument creating or reserving the ORRIs) to which Seller is a party and by which any of the Conveyed Assets is bound:
(i)    Contracts involving obligations of, or payments to or from the owner of the Conveyed Assets;
(ii)    Contracts restricting in any material respect the owner of the Conveyed Assets from freely engaging in any business or competing anywhere;
(iii)    each Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract encumbering any Conveyed Asset (other than Permitted Encumbrances) that will not be terminated at or prior to the Closing;
(iv)    any Contract covering any futures, hedges, swap, collar, put, call, floor, cap, option or other contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, currency, exchange rates or interest rates; and
(v)    Contracts between Seller and an Affiliate thereof that will be binding on the Conveyed Assets after the Closing.
Each Material Contract constitutes the legal, valid and binding obligation of Seller thereto, as applicable, on the one hand, and, to the Knowledge of Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. Seller is not in, or alleged to be in, breach or default of its obligations under any of the Material Contracts, except as would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, except as set forth in Schedule 3.6, or as would not reasonably be expected to have a Material Adverse Effect, (x) no breach or default by any Third Party exists under any Material Contract and (y) no counterparty to any Material Contract has canceled, terminated or modified, or threatened to cancel, terminate or modify, any Material Contract. True, correct and complete copies of all Material Contracts have been made available to Buyer prior to the Execution Date. To Seller’s

Knowledge, Seller has provided or made available to Buyer prior to the Execution Date true and correct copies of all Contracts creating or reserving the ORRIs, including any amendments thereto, that are in Seller’s possession.

3.7    Environmental Matters. Except as set forth on Schedule 3.7, or as would not reasonably be expected to have a Material Adverse Effect, to Seller’s Knowledge, there are no pending or threatened claims, demands, notices of violation or liability, actions, suits, proceedings, hearings or investigations with respect to the Conveyed Assets under any Environmental Laws.
3.8    Compliance with Laws. Seller is in material compliance with all applicable Laws, except as otherwise disclosed in this Agreement. Notwithstanding any provision in this Agreement to the contrary, Section 3.5 and Section 3.7, shall be the exclusive representations and warranties with respect to Tax and environmental issues, respectively, as well as related matters, and no other representations or warranties are made with respect to such matters, including under this Section 3.8.
3.9    Consents. To Seller’s Knowledge, none of the Conveyed Assets are subject to any preferential purchase rights or any consent required to be obtained by Seller which may be applicable to the transactions contemplated by this Agreement.
3.10    No Other Operations or Ownership. The ORRIs owned by Seller and to be conveyed to Buyer in connection with the transactions contemplated by this Agreement constitute all of the Royalties owned by Seller as of the Execution Date.
3.11    Brokers’ Fees. Seller and its Affiliates have not entered into any Contract with any Person that would require the payment by Buyer after Closing of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.
3.12    Limitations. EXCEPT AS EXPRESSLY SET FORTH HEREIN, ALL ORAL INFORMATION OR MATERIALS, DOCUMENTS AND OTHER INFORMATION MADE AVAILABLE TO BUYER BY SELLER OR ANY OF ITS REPRESENTATIVES AT ANY TIME IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY HAVE BEEN MADE AVAILABLE AS AN ACCOMMODATION AND HAVE BEEN PROVIDED ON AN “AS IS” BASIS. EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3 OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN NEGOTIATING AND EXECUTING THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT IT IS RELYING SOLELY ON ITS OWN DUE DILIGENCE AND INVESTIGATION, AND NOT ON ANY ORAL INFORMATION OR MATERIALS, DOCUMENTS OR OTHER INFORMATION PROVIDED BY SELLER OR ITS REPRESENTATIVES, PROVIDED, THAT, THE FOREGOING SHALL IN NO WAY LIMIT SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3 OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENT. TO THE MAXIMUM EXTENT OF THE LAW, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3, ANY

RELIANCE UPON, OR CONCLUSIONS DRAWN FROM, ANY ORAL INFORMATION OR MATERIALS, DOCUMENTS OR OTHER INFORMATION PROVIDED BY SELLER OR THEIR REPRESENTATIVES TO BUYER OR ITS REPRESENTATIVES SHALL BE AT BUYER’S SOLE RISK AND SHALL NOT GIVE RISE TO ANY LIABILITY OF SELLER. EXCEPT FOR ACTIONS ARISING FROM A BREACH OF SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3, BUYER RELEASES AND WAIVES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF OR RELATED TO BUYER’S DUE DILIGENCE AND ANY ORAL INFORMATION OR MATERIALS, DOCUMENTS OR OTHER INFORMATION PROVIDED BY SELLER OR THEIR REPRESENTATIVES. THE PARTIES HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY SOPHISTICATED COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, INCLUDING THIS SECTION 3.12, AND THE TRANSACTIONS CONTEMPLATED HEREBY.
3.13    Leases and Units. To Seller’s Knowledge, as of the Effective Date and the Closing Date, (a) all acreage comprising the Units is held by production sufficient to maintain the portion of the Leases contributing to the Units beyond the primary terms thereof in accordance with the terms thereof from the surface to the base of the Austin Chalk Formation, and (b) all Units have been validly formed with the applicable Governmental Entity, in compliance with all applicable Laws and Contracts.
3.14    Suspense Funds. To Seller’s Knowledge, there are no royalties, revenues, or other benefits attributable to production from or the ownership of the Conveyed Assets that are payable to Seller and are being held in suspense by any operator of or purchaser of production other than any such royalties or revenues held in suspense by operators pending execution of division orders associated with newly drilled wells.
3.15    Overpayments. To Seller’s Knowledge, Seller has not received any royalties, revenues, or other benefits attributable to production from or the ownership of the Conveyed Assets in excess of the royalties, revenues, or other benefits Seller is properly entitled to under the ORRIs or that Seller would otherwise be required to remit to any operator, purchaser of production or other royalty owner of the Underlying Properties.
Article 4
Representations and Warranties Relating to Buyer
Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date:
4.1    Organization of Buyer. Buyer is a Delaware limited liability company, formed, validly existing and in good standing under the laws of Delaware.
4.2    Authorization; Enforceability. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and any documents required to be executed and delivered at the Closing and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other limited liability company proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Upon the execution and delivery by Buyer of each of the documents executed and delivered by Buyer at the Closing, such documents shall constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
4.3    No Conflict; Consents. Except as would not reasonably be expected to prevent, restrict, impede or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not:
(i)    violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
(ii)    violate any Organizational Document of Buyer;
(iii)    breach any Contract to which Buyer is a party or by which any of its assets may be bound or result in the termination of any such Contract; or
(iv)    result in the imposition or creation of any Liens upon or with respect to the Conveyed Assets.
4.4    Litigation. Except as would not reasonably be expected to prevent, impede or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, as of the Execution Date, Buyer (a) is not subject to any outstanding injunction, judgment, Order, decree, ruling or charge, (b) is not a party to a Proceeding, and (c) has not been threatened in writing with any Proceeding.
4.5    Brokers’ Fees. Buyer and its Affiliates have not entered into any Contract with any Person that would require the payment by Seller or its Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.
4.6    Financial Ability. Buyer understands and acknowledges that the obligations of Buyer to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangement, Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer. At Closing, Buyer will have, through a combination of cash on hand and funds readily and unconditionally available under existing lines of credit, funds sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection herewith.
4.7    Securities Law Compliance. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer (a) is acquiring the Conveyed Assets for its own account and not with a view to distribution and (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Conveyed Assets and is able financially to bear the risks thereof.
4.8    Buyer’s Independent Investigation. BY CLOSING, BUYER AND ITS REPRESENTATIVES WILL HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE CONVEYED ASSETS. BUYER IS (OR ITS AFFILIATES AND ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND ARE AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, AND BUYER:
(a)    ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT OR IN THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;
(b)    ACKNOWLEDGES AND AGREES THAT NONE OF SELLER OR ANY OF ITS DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF SELLER OR ANY OF ITS AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “DUE

DILIGENCE INFORMATION”) EXCEPT AS SET FORTH IN ARTICLE 3 AND THE ASSIGNMENT;
(c)    ACKNOWLEDGES AND AGREES THAT (I) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY BUYER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK; AND
(d)    AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF SELLER OR ANY OF ITS DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO BUYER OR ITS DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF, ANY DUE DILIGENCE INFORMATION.
Article 5
Covenants
5.1    Conduct of Business.
(a)    Operations before Closing. Except as provided in this Agreement, during the period from the date hereof until the Closing Date, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, Seller shall, in all material respects, (i) manage the Conveyed Assets in the ordinary course and (ii) use reasonable efforts to preserve intact the Conveyed Assets, consistent with available resources (including financial resources).
(b)    Restricted Activities. Except as (w) set forth on Schedule 5.1(b), (x) consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) contemplated by this Agreement, Seller shall not:
(i)    sell, transfer, mortgage, pledge, abandon or dispose of any of the Conveyed Assets (other than the sale of Hydrocarbons);

(ii)    amend, modify or terminate any Material Contract or enter into any Contract that would have been a Material Contract if it had been in effect on the Execution Date; or
(iii)    agree, whether in writing or otherwise, to do any of the foregoing.
5.2    Access.
(a)    From the date hereof through the Closing, Seller shall afford to Buyer and its authorized Representatives reasonable access to, during normal business hours (9:00 a.m. to 5:00 p.m. Central Standard Time), and, to the extent practical, electronic copies (at Buyer’s sole cost and expense) of the Records and access to the appropriate officers and employees of Affiliates of Seller, Seller Parent and Riverbend as Buyer and such Representatives may reasonably request; provided, that (i) such access does not unreasonably interfere with the normal operations and business of Seller, Seller Parent, Riverbend or their respective Affiliates, (ii) such access shall occur in such a manner as Seller reasonably determine to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for such access shall be directed to such other Person(s) as Seller may designate in writing from time to time, and (iv) nothing herein shall require Seller to provide access, or to disclose any information, to Buyer or any of its Representatives if such access or disclosure (w) would cause significant competitive harm to Seller or any of its Affiliates, in the event that the transactions contemplated by this Agreement are not consummated, (x) would waive any legal privilege, (y) would be in violation of applicable laws or regulations of any Governmental Authority or (z) would be in violation of the provisions of any Contract to which Seller or any of its Affiliates is a party. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Further, Buyer shall have no right (i) to access any of the Underlying Properties or (ii) to perform or conduct any environmental sampling or other invasive environmental investigation on or about or with respect to any of the Conveyed Assets or the Underlying Properties. All information provided hereunder shall be subject to the Confidentiality Agreement.
(b)    In connection with granting access pursuant to Section 5.2(a), Buyer waives and releases all claims against Seller and its Affiliates for Damages (including injury to, or death of persons, or damage to property incurred, howsoever caused), in connection with the performance of this diligence and Buyer shall indemnify, defend and hold harmless Seller and its Affiliates from and against all such claims, even if such claims or Damages arise out of or result from the active, passive, concurrent or comparative negligence, strict liability or other fault or violation of law of or by any of Seller or its Affiliates, except to the extent caused by the gross negligence or willful misconduct of any of Seller or its Affiliates.
5.3    Third Party Approvals. Buyer and Seller shall (and shall each cause their respective Affiliates to) use reasonable efforts to obtain all consents and approvals of Third Parties that any of Buyer, Seller, or their respective Affiliates are required to obtain to consummate the transactions contemplated hereby.
5.4    Records. Seller, at Buyer’s cost and expense, shall deliver originals of all Records to Buyer (FOB Seller’s office) within thirty (30) days after the Closing. With respect to any original

Records delivered to Buyer, (a) Seller shall be entitled to retain copies of such Records, and Buyer shall preserve and retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7)-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such original Records, at its own expense, including as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or threatened Proceeding against Seller.
5.5    Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.
5.6    Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.
Article 6
Tax Matters
6.1    Responsibility for Filing Tax Returns and Paying Taxes. Except as required by applicable Laws, in respect of Property Taxes, (i) Seller shall be responsible for the preparation and timely filing of, and the payment to the applicable taxing authority of all Property Taxes that become due and payments with respect to, (A) all Tax Returns due prior to the Closing Date, and (B) all Tax Returns with respect to taxable periods ending prior to the Effective Time (regardless of when due), and (ii) Buyer shall be responsible for the preparation and timely filing of all other Tax Returns and the payment to the applicable taxing authority of all Property Taxes that become due and payable with respect to such Tax Returns. Each Party shall indemnify and hold the other Party harmless for any failure to file such Tax Returns and to make such payments. Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Buyer shall provide Seller with a copy of any Tax Return relating to any Straddle Period for Seller’s review and approval at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.
6.2    Property Taxes; Transfer Taxes. Seller shall be liable for all Property Taxes that are attributable to any taxable period, and portions thereof, ending before the Effective Time (the “Pre-Effective Time Tax Period”). Buyer shall be liable for all Property Taxes that are attributable to any taxable period, and portions thereof, beginning at or after the Effective Time (“Post-Effective Time Tax Period”). In the case of any taxable period that includes the Effective Time (a “Straddle Period”), the amount of Property Taxes for such Straddle Period that relates to the Pre-Effective

Time Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the day immediately prior to the Effective Time and the denominator of which is the number of days in such Straddle Period. Buyer shall be responsible for and indemnify Seller against any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement (collectively, “Transfer Taxes”).
6.3    Cooperation. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Conveyed Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Buyer shall allow Seller to take possession of such books and records.
6.4    Post-Closing Covenants. Without the prior written consent of Seller, Buyer shall not (i) extend or waive the applicable statute of limitations with respect to Property Taxes for a Pre-Closing Tax Period; (ii) file any ruling or request with any taxing authority with respect to Property Taxes or related Tax Returns for a Pre-Closing Tax Period; (iii) enter into any voluntary disclosure with any taxing authority with respect to Property Taxes or related Tax Returns for a Pre-Closing Tax Period; (iv) amend any Tax Return with respect to Property Taxes for a Pre-Closing Tax Period; (v) settle or compromise any audit, examination, proceeding or proposed adjustments with respect to Property Taxes for a Pre-Closing Tax Period or (vi) make any Tax election that relates to, or is retroactive to, a Pre-Closing Tax Period with respect to Property Taxes.
6.5    Refunds. Seller shall be entitled to any refunds with respect to any Property Taxes for which Seller is responsible under Section 6.2, and Buyer shall be entitled to any refunds with respect to any Property Taxes for which Buyer is responsible under Section 6.2. If a Party or its Affiliates receives a refund of Property Taxes to which the other Party is entitled pursuant to this Section 6.5, such recipient Party shall forward to the entitled Party the amount of such refund within fifteen (15) days after such refund is received, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund.
Article 7
Conditions to Closing
7.1    Conditions to Obligations of Buyer to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:

(a)    Representations, Warranties and Covenants. (i) The representations and warranties of Seller made in Article 3 and Seller Parent made in Section 11.14(e) (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the Execution Date and as of the Closing Date (as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date)), except where all such breaches taken collectively would not have, or would not reasonably be expected to have, a Material Adverse Effect and (ii) Seller shall have performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before the Closing.
(b)    No Injunction. No provision of any applicable Law and no Order will be in effect that prohibits or makes illegal the consummation of the Closing.
(c)    No Proceeding. There shall not be any Proceeding commenced or threatened in writing by a Third Party seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the transactions contemplated by this Agreement.
7.2    Conditions to Obligations of Seller to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of Buyer made in this Agreement (disregarding all materiality qualifications contained therein) will be true and correct in all material respects as of the Execution Date and as of the Closing Date (as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date)) and (ii) Buyer shall have performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing.
(b)    No Injunction. No provision of any applicable Law and no Order will be in effect that prohibits or make illegal the consummation of the Closing.
(c)    No Proceeding. There shall not be any Proceeding commenced or threatened in writing by a Third Party seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the transactions contemplated by this Agreement.

Article 8
Title Matters
8.1    Examination Period.
(a)    Subject to the terms and conditions set forth in this Agreement, during the period from the Execution Date until the earlier of (i) the termination of this Agreement and (ii) 5:00 p.m. Central Standard Time on January 22, 2018 (the “Title Diligence Period”), Buyer shall be entitled to conduct customary title due diligence on the Conveyed Assets at the sole cost, risk and expense of Buyer. Buyer shall deliver to Seller, no later than the end of the Title Diligence Period, written notice of any Title Defects in accordance with Section 8.2 (a “Title Defect Notice”); provided that Buyer shall use good faith efforts to keep Seller reasonably apprised of any Title Defects as soon as reasonably practical after identifying such Title Defects during the Title Diligence Period (provided further that Buyer shall be entitled to modify or amend any Title Defect Notices or other communication until the end of the Title Diligence Period and Buyer shall not be deemed to have waived any Title Defects ultimately asserted in a Title Defect Notice by or prior to the end of the Title Diligence Period).
(b)    As used in this Agreement, the term “Defensible Title” means that title of Seller to the applicable Conveyed Asset that, as of the Effective Time and as of the Closing Date, is deducible of record and/or provable title evidenced by documentation, which, although not constituting perfect, merchantable or marketable title, would be successfully defended if challenged and which, (i) subject to the Permitted Encumbrances, entitles Seller to receive not less than the Revenue Interest for each Well as is set forth in Exhibit B-1 or for each Well Location as is set forth in Exhibit B-2, whether in cash, in kind or otherwise, except as a result of decreases due to the establishment or amendment of pools or units and (ii) is free of Liens, other than Permitted Encumbrances.
(c)    As used in this Agreement, “Title Defect” shall mean any Lien (other than a Permitted Encumbrance) or other defect that causes (or if not cured, could reasonably be expected to cause) Seller to not have Defensible Title to the Target Formation for any Well or Well Location.
8.2    Notices. To be effective, any Title Defect Notice delivered pursuant to Section 8.1 shall be delivered in writing and include (i) a description in reasonable detail of the alleged Title Defect as to the affected Conveyed Asset and the basis for such Title Defect, (ii) the Allocated Value of the affected Conveyed Asset as well as the alleged Title Defect Amount (which is no event shall be greater than the Allocated Value for such Conveyed Asset), (iii) the computations for such Title Defect Amount and (iv) supporting documentation (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other documentation, reports or data) reasonably necessary for Seller (as well as any title attorney or examiner hired thereby) to verify the existence of such asserted Title Defect. If any such notice is not delivered during the Title Diligence Period, Buyer shall thereafter be deemed to have forever waived and shall have no right to assert such Title Defect as the basis for an adjustment to the Base Purchase Price hereunder (but excluding any rights as to Seller’s special warranty of Defensible Title in the Assignment). As used in this Agreement, “Allocated Value” means the dollar value set forth on Exhibit B-1 and B-2 for each Conveyed Asset. Seller and Buyer have accepted such Allocated Values for purposes of determining any Title Defect Amounts but otherwise make no representation or warranty as to the accuracy of such values.
8.3    Seller’s Remedies. Upon the receipt of a valid Title Defect Notice defecting 100% of the Allocated Value of a Well or Well Location, Seller in its sole discretion, may elect in writing as a resolution of the Title Defect to exclude from the transactions contemplated by this Agreement any Conveyed Asset affected by an asserted Title Defect. If Seller makes such election, then such Conveyed Asset will be deemed an Excluded Asset for all purposes hereunder, and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Excluded Asset. For the avoidance of doubt, if Seller elects to exclude any such property, neither the Title Defect Amount relating to such Title Defect nor the Allocated Value of such Excluded Asset will be counted towards the Title Deductible; provided, however, the Allocated Value of any such Conveyed Assets excluded under this Section 8.3 shall be included in the calculation of either Party’s right to terminate this Agreement pursuant to Section 9.1(f). Notwithstanding the foregoing, Seller may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Amount as described in Section 8.4 and may seek to cure any asserted Title Defect as described in Section 8.3(a).
(a)    To the extent Buyer delivers any valid Title Defect Notices in accordance with Section 8.2, then, subject to the Title De Minimis Amount and Title Deductible and Seller’s right to exclude such Conveyed Asset in accordance with this Section Error! Reference source not found., Seller may, on or before the Closing Date, by giving written notice to Buyer:
(i)    elect to cure any Title Defect on or before ninety (90) days after the Closing Date or, if later, after the date of resolution of such Title Defect or the Title Defect Amount by a Title Arbiter pursuant to Section 8.4(c), as applicable (the “Title Defect Cure Period”); or
(ii)    notify Buyer that Seller does not intend to cure such Title Defect, in which case, such Conveyed Asset will be conveyed to Buyer at the Closing, and the Purchase Price will be adjusted downward in an amount equal to the Title Defect Amount of such Conveyed Asset.
provided, however, that if Seller fails to elect a remedy prior to the Closing Date, Seller shall be deemed to have elected the remedy described in clause (i). An election by Seller to cure a Title Defect shall be without prejudice to its rights under Section 8.4 and shall not constitute an admission against interest or a waiver of Seller’s rights to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect or the adequacy of any Title Defect Notice or any curative action. If Seller elects to cure a Title Defect and (A) actually cures the Title Defect prior to the Closing, then the Conveyed Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or (B) does not cure the Title Defect prior to the Closing, unless Seller elects to exclude such Conveyed Asset in accordance with this Section 8.3, then Seller shall nevertheless convey the affected Conveyed Asset to Buyer at Closing, and Buyer shall place an amount in cash equal to the alleged Title Defect Amount for such Conveyed Asset into escrow with the Escrow Agent pursuant to the Escrow Agreement. Subject to the Parties’ rights to dispute under Section 8.4, (x) if Seller is able to cure a Title Defect within the Title Defect Cure Period, then within three (3) Business Days thereof, Buyer and Seller shall deliver documentation to the Escrow Agent required to release to Seller from the escrow account an amount equal to the associated Title Defect Amount for such cured Title Defect and (y) if Seller is not able to cure a Title Defect within the Title Defect Cure Period, then within three (3) Business Days following the end of the Title Defect Cure Period, Buyer and Seller shall deliver documentation to the Escrow Agent required to release to Buyer from the escrow account an amount equal to the associated Title Defect Amount for such Title Defect. Notwithstanding anything to the contrary herein, Seller’s right to cure all or a portion of any Title Defect under this Section 8.3 shall include the right, at Seller’s option upon written notice thereof to Buyer, to convey to Buyer pursuant to an Assignment prior to the end of the Title Defect Cure Period an additional undivided percentage of Seller’s overriding royalty interest in and to one or more of the Leases (which additional interest shall become an “ORRI” and “Conveyed Asset” for all purposes hereunder) such that Buyer will receive a Title Benefit with an associated Title Benefit Amount up to the Title Defect Amount associated with such Title Defect.
8.4    Resolution of Uncured Title Defects.
(a)    Seller and Buyer shall in good faith attempt to agree on the existence and Title Defect Amount for all alleged Title Defects (i) prior to Closing or (ii) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Title Defect Cure Period. Representatives of the Parties, knowledgeable in title matters, shall meet for this purpose. If a disputed Title Defect or Title Defect Amount cannot be resolved (i) prior to Closing or (ii) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Title Defect Cure Period, then in each case, any Party may submit any such disputed Title Defects or Title Defect Amounts to be finally decided by the Title Arbiter in accordance with the procedures set forth in Section 8.4(c) by providing a notice to the other Party thereof (a “Title Dispute Notice”) no later than ten (10) Business Days following the Closing Date or the end of the Title Defect Cure Period, as applicable. If a Party does not submit a Title Dispute Notice to the other Party in accordance with this Section 8.4(a), such Party shall be deemed to have waived all such disputed matters, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice or subsequent correspondence between the Parties. If a disputed Title Defect or Title Defect Amount cannot be resolved prior to Closing, except as otherwise provided herein, the Conveyed Asset affected by such Title Defect shall, subject to Seller’s right to exclude the affected Conveyed Assets under Section  Error! Reference source not found., nevertheless be conveyed to Buyer at the Closing and Buyer shall place an amount in cash equal to the alleged Title Defect Amount for such Conveyed Asset into escrow with the Escrow Agent pursuant to the Escrow Agreement. No later than three (3) Business Days following the final determination of any disputed Title Defect or Title Defect Amount by the Parties or by the Title Arbiter in accordance with the procedures set forth in Section 8.4(c), as applicable, the Parties shall deliver documentation to the Escrow Agent required to release from the escrow account the amounts so determined to be owed to either Party with respect to such disputed matter, which amounts shall be subject to the Title De Minimis Amount and the Title Deductible.

(i)    If a Party validly submits a Title Dispute Notice under Section 8.4(a), then the Parties shall submit each such unresolved dispute to a neutral Third Party title attorney with at least ten (10) years’ experience rendering oil and gas title opinions in the state in which the applicable Underlying Properties are located (each such Person, a “Title Arbiter”). Each Title Arbiter shall be selected by mutual agreement of the Parties, or absent such agreement, within ten (10) Business Days of becoming aware that such agreement cannot be made as to the selection of a Title Arbiter, then the Parties shall each select a Third Party title attorney and such title attorneys together shall select such Title Arbiter, and if any Party does not select a title attorney within ten (10) days of written demand therefor by the other Party, then the title attorney selected by the other Party shall be such Title Arbiter. No Title Arbiter shall have worked as an employee or outside counsel for the Parties or their respective Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.
(ii)    Any arbitration proceeding pursuant to this Section 8.4(c) shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section 8.4(c). Each Title Arbiter shall act as an expert for the limited purpose of determining the existence, scope and Title Defect Amount of a Title Defect, and may not award damages, interest or penalties to any Party or assess any other matter. The Parties shall instruct each Title Arbiter to, and each Title Arbiter shall, make a final determination of the existence, scope and Title Defect Amount of each Title Defect submitted to such Title Arbiter in accordance with the terms, guidelines and procedures set forth in this Agreement (which final determination shall be requested by the Parties to be delivered not more than twenty (20) Business Days following submission of such disputed matters), and such determination by the relevant Title Arbiter shall not be subject to court review or otherwise appealable. The Parties shall reasonably cooperate with each Title Arbiter during the term of its engagement and instruct each Title Arbiter not to, and no Title Arbiter shall, assign a Title Defect Amount to any Title Defect in dispute greater than the value assigned by Buyer or less than the value assigned by Seller. Each of the Parties shall bear its own legal fees and other costs of presenting its case to the Title Arbiter and Buyer shall pay one-half of the fees and expenses of each Title Arbiter and Seller shall pay the remaining one-half of such fees and expenses.
8.5    Title Defect Amounts; Limitations on Title Defect Amounts and Title Benefit Amounts. The reduction in the Allocated Value of a Conveyed Asset resulting from a Title Defect (the “Title Defect Amount”) and/or Title Benefit Amount shall be determined as follows:
(a)    if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(b)    if the Title Defect is a Lien, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Conveyed Asset;
(c)    if the Title Defect represents a discrepancy between (i) Seller’s actual Revenue Interest for any Well or Well Location and (ii) the Revenue Interest stated on Exhibit B-1 for such Well or Exhibit B-2 for such Well Location, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such Conveyed Asset multiplied by a fraction, the numerator of which is the decrease between (x) the Revenue Interest for such Well as stated on Exhibit B-1 or for such Well Location as stated on Exhibit B-2 and (y) the actual Revenue Interest held by Seller for such Well or Well Location, as applicable, and the denominator of which is the Revenue Interest stated on Exhibit B-1 for such Well or Exhibit B-2 for such Well Location, as applicable; provided, that if the Title Defect does not affect the property throughout its entire productive life, the Title Defect Amount determined under this Section 8.5(c) shall be reduced to take into account the applicable time period only;
(d)    if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Conveyed Asset of a type not described in clauses (a), (b) or (c) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the affected Conveyed Asset, the portion of such Conveyed Asset adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of such Conveyed Asset, the values placed upon the asserted Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation;
(e)    the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(f)    notwithstanding anything herein to the contrary, there shall not be any adjustment to the Purchase Price and Buyer shall not be entitled to any further remedy under this Article 8 (i) with respect to any individual Title Defect having a Title Defect Amount less than $5,000 (the “Title De Minimis Amount”) and (ii) with respect to any Title Defects which exceed the Title De Minimis Amount (which shall be treated as a threshold and not a deductible), until the sum of all such Title Defect Amounts exceeds two and a half percent (2.5%) of the Base Purchase Price and then only to the extent such amounts (excluding all Title Defect Amounts (1) attributable to Title Defects cured by Seller or (2) in respect of properties that are retained by Seller pursuant to Section 8.3) actually exceed, in the aggregate, two and a half percent (2.5%) of the Base Purchase Price (the “Title Deductible”); provided that in any event the aggregate of all Title Defect Amounts exceeding the Title De Minimis Amount shall be netted against the aggregate of all Title Benefit Amounts but only to the extent all such Title Benefit Amounts do not exceed the Title Defect Amounts in excess of the Title Deductible. Notwithstanding the foregoing, for purposes of determining whether or not any Title Defect or group of Title Defects meet the Title De Minimis Amount, the Title Defect Amount for the applicable Title Defect or group of Title Defects shall be considered to be (a) to the extent a single Title Defect relates to more than one Conveyed Asset, the aggregate Title Defect Amount attributable to all Conveyed

Assets affected by such Title Defect, and/or (b) to the extent multiple Title Defects relate to the same Conveyed Asset, the aggregate Title Defect Amount attribute to all Title Defects affecting such Conveyed Asset. Aggregating under subparts (a) and (b) in the foregoing sentence shall not be mutually exclusive. For the avoidance of doubt, if Seller elects to cure any Title Defect in accordance with Section Error! Reference source not found., the Title Defect Amount relating to such Title Defect will not be counted towards the Title Deductible unless Seller is unable to cure such Title Defect during the Cure Period. Nevertheless Buyer shall pay such Title Defect Amount to the Escrow Agent in accordance with Section Error! Reference source not found.. The Title De Minimis Amount and Title Deductible shall not apply to (i) any reduction to the Purchase Price arising out of Seller’s exclusion of any Conveyed Asset under Section 8.3 or (ii) Title Defects arising by, through or under Seller or any of its Affiliates or any breach of the special warranty of Defensible Title in the Assignment.
8.6    Title Benefit. Seller may deliver to Buyer a notice on or before the expiration of the Title Diligence Period with respect to any Title Benefits discovered by Seller, which notice shall include (i) a description of the Title Benefit, (ii) the Conveyed Asset affected, (iii) the Allocated Value of the Conveyed Asset subject to such Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated Value of each such Conveyed Asset is increased by such Title Benefit, and the computations and information upon which Seller’s belief is based. With respect to each Conveyed Asset affected by a Title Benefit reported hereunder, an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Conveyed Asset caused by such Title Benefit (calculated in a similar manner as the determination of Title Defect Amounts in accordance with the terms of Section 8.5 (including the application of the Title De Minimis Amount), mutatis mutandis) will be determined and agreed to by the Parties as soon as practicable. If, with respect to a Title Benefit, the Parties have not agreed on the amount of the Title Benefit or have not otherwise agreed on the validity of such Title Benefit, Buyer or Seller shall have the right to elect to have such Title Benefit Amount determined by a Title Arbiter pursuant to and in accordance with the provisions regarding a disputed Title Defect set forth in Section 8.4.
8.7    Termination Procedures. In the event either Party notifies the other Party of the intention to terminate this Agreement in accordance with Section 9.1(f), Seller or Buyer may, prior to giving effect to Section 9.1(f), as applicable, elect to submit all disputed Title Defects and Title Defect Amounts to the Title Arbiter in accordance with the procedures set forth in Section 8.4(c); provided, that notwithstanding anything to the contrary in Section 8.4(c), such proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 2.3(d) and Section 2.3(e) in respect of any disputed Title Defects and Title Defect Amounts asserted by Buyer in good faith would, when taken together with all other finally determined Title Defect Amounts, trigger the termination right under Section 9.1(f). For the avoidance of doubt, if Seller or Buyer elect to submit to the Title Arbiter in accordance with this Section 8.7, neither Party may terminate this Agreement pursuant to Section 9.1(f) until final resolution of such arbitration unless the termination right under Section 9.1(f) would otherwise apply solely by virtue of the exclusion of any Conveyed Asset pursuant to Section Error! Reference source not found..
8.8    Acceptance of Title Condition. Except as otherwise set forth in this Agreement or the special warranty of Defensible Title set forth in the Assignment, Buyer represents and warrants that it has fully inspected the Conveyed Assets and upon Closing, Buyer will accept the Conveyed Assets at Closing in their present condition, “as is and where is and with all faults.” Buyer acknowledges and agrees that, except as otherwise set forth in this Agreement and in the Assignment, Seller has made no representations or warranties of any kind, express or implied, written, oral or otherwise, as to the accuracy or completeness of the background materials or any other information relating to the Conveyed Assets furnished by or on behalf of Seller or to be furnished to Buyer or its Representatives, including Seller’s internal appraisals and interpretive data.
Article 9
Termination
9.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)    by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;
(b)    by Buyer, upon Notice to Seller, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Buyer to consummate the transactions contemplated hereby set forth in Section 7.1 and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within thirty (30) days after Notice thereof from Buyer; provided, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) if Buyer is then in material breach of this Agreement;
(c)    by Seller, upon Notice to Buyer, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Seller to consummate the transactions contemplated hereby set forth in Section 7.2 and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after Notice thereof from Seller; provided, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if Seller is then in material breach of this Agreement;
(d)    by either Buyer or Seller, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
(e)    by either Buyer or Seller, upon Notice to the other Party, if the transactions contemplated at the Closing have not been consummated by March 19, 2018 provided, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 9.1(d) if such Party’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement; or

(f)    subject to Section 8.7, by either Buyer or Seller, upon Notice to the other Party, if the aggregate adjustments to the Purchase Price pursuant to Section 2.3(d) and Section 2.3(e) exceeds fifteen percent (15%) of the Base Purchase Price.
9.2    Effect of Termination. In the event of any termination of this Agreement, other than as set forth in this Section 9.2, (a) this Agreement shall forthwith become void and of no further force or effect (except that this Section 9.2, Section 5.2(b), Section 5.6 and Article 11 shall survive the termination of this Agreement and shall be enforceable by the parties hereto) and (b) there shall be no liability or obligation on the part of Buyer or Seller to any other Party with respect to this Agreement; provided, that if this Agreement is terminated (i) by Seller under Section 9.1(c), or (ii) by either Party under Section 9.1(e) if at such time (x) Seller could have terminated this Agreement under Section 9.1(c) (without regard to any cure periods contemplated therein) or (y) Buyer shall have otherwise been in material breach of this Agreement, then, in either case, Seller may retain the Performance Deposit as full satisfaction of the Damages suffered by Seller as a result of such termination as its sole and exclusive remedy. If this Agreement is terminated under Sections 9.1(a), 9.1(b), 9.1(d), 9.1(e) (other than as described in the prior sentence) or 9.1(f), then the Performance Deposit shall be returned to Buyer (and not treated as compensation to Buyer for any Damages suffered by Buyer hereunder); provided, however, if this Agreement is terminated (i) by Buyer under Section 9.1(b), or (ii) by either Party under Section 9.1(e) if at such time (x) Buyer could have terminated this Agreement under Section 9.1(b) (without regard to any cure periods contemplated therein) or (y) Seller shall have otherwise been in material breach of this Agreement, then, in either case, Buyer shall have the right, in addition to the return of the Performance Deposit, to either (A) pursue any remedies available to Buyer, at law or in equity or (B) cause Seller to promptly pay to Buyer an amount equal to the Performance Deposit as full satisfaction of the Damages suffered by Buyer as a result of such termination as its sole and exclusive remedy. Seller and Buyer acknowledge and agree that (x) the Parties’ actual Damages upon such an event of termination are difficult to ascertain with any degree of certainty, (y) the Performance Deposit, as to Seller, and Buyer’s receipt of liquidated damages from Seller in an amount equal to the Performance Deposit, as to Buyer, is a fair and reasonable estimate by the Parties of such aggregate actual Damages of such receiving Party and (z) do not constitute a penalty. Nothing in this Section 9.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder. The Confidentiality Agreement shall not be affected by a termination of this Agreement. Nothing herein shall limit the right of the Parties to seek specific performance of the obligations of the other Party in accordance with Section 11.11; provided, however, while Seller may pursue both a grant of specific performance pursuant to Section 11.11 and the retention of the Performance Deposit pursuant to this Section 9.2, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance and any monetary damages pursuant to this Section 9.2, including any monetary damages in lieu of specific performance and all or any portion of the Performance Deposit. In the event either Party is entitled to disbursement of the Performance Deposit under this Agreement, the Parties shall promptly, but in no event later than three (3) Business Days after the date such Party is entitled to disbursement, execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Performance Deposit to the Party entitled to receipt thereof under this Agreement.

Article 10
Indemnification
10.1    Indemnification and Payment of Damages by Seller. Except as otherwise limited in this Article 10, from and after the Closing until the date that is twelve (12) months after Closing, Seller shall defend, release, indemnify, and hold harmless Buyer from and against, and shall pay to Buyer the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of its respective rights under this Agreement arising from, based upon, related to, or associated with:
(a)    any breach of any representation or warranty made by Seller in this Agreement, or in any certificate delivered by Seller pursuant to this Agreement;
(b)    any breach by Seller of any covenant, obligation, or agreement of Seller in this Agreement;
(c)    the Retained Obligations; and
(d)    the use, ownership or operation of the Excluded Assets.
Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 and any equitable remedies available to Buyer under applicable Law or pursuant to Section 11.11 in connection with any breach by Seller, along with the special warranty of Defensible Title set forth in the Assignment, are Buyer’s exclusive legal remedies against Seller with respect to this Agreement and the transactions contemplated by this Agreement, including breaches of the representations, warranties, covenants, obligations, and agreements of the Parties contained in this Agreement (except for Section 2.9) or the affirmations of such representations, warranties, covenants, obligations, and agreements contained in the certificate delivered by Seller at Closing.
10.2    Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 10, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis, and shall defend, release, indemnify, and hold harmless Seller from and against, and shall pay to Seller the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of its respective rights under this Agreement arising from, based upon, related to, or associated with:
(a)    any breach of any representations or warranties made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;
(b)    any breach by Buyer of any covenant, obligation, or agreement of Buyer in this Agreement;

(c)    any Damages arising out of or relating to access to the Records or other rights of access provided in Section 5.2, including Damages attributable to personal injury, illness or death, or property damage; and
(d)    the Assumed Obligations.
Notwithstanding anything to the contrary contained in this Agreement, after the Closing, other than Section 2.9, the remedies provided in this Article 10 are Seller’s exclusive legal remedies for Buyer’s breaches and all other legal rights and remedies being expressly waived by Seller; provided that Seller is entitled to any equitable remedies available under applicable Law any equitable remedies available to Buyer under applicable Law or pursuant to Section 11.11 in connection with any breach by Buyer.
10.3    Indemnity Net of Insurance. The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds actually realized by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).
10.4    Limitations on Liability.
(a)    Except with respect to the representations in Sections 3.1, 3.2, 3.3 (other than 3.3(iv)) and 3.11 (the “Seller Fundamental Representations”), and the representation in Section 3.5, if the Closing occurs, Seller shall not have any liability for any indemnification under Section 10.1(a): (i) for any Damages with respect to any occurrence, claim, award or judgment that do not individually exceed Fifty Thousand Dollars ($50,000) net to Seller’s interest (the “Individual Claim Threshold”); or (ii) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed two percent (2%) of the Base Purchase Price, and then only to the extent such Damages exceed two percent (2%) of the Base Purchase Price. Except with respect to the Seller Fundamental Representations and the representations and warranties included in Section 3.5, in no event will Seller be liable for Damages indemnified under Section 10.1(a) to the extent such damages exceed twenty percent (20%) of the Base Purchase Price.
(b)    Notwithstanding anything herein to the contrary, the obligations and rights of the Parties hereunder, and the Damages for which any Party is obligated to indemnify or entitled to indemnity under Section 10.1 or Section 10.2 shall be determined and calculated by excluding and without giving effect to any qualifiers as to materiality or other similar qualifiers set forth in any representation or warranty (including any bringdown of such representation or warranty in any certificate delivered pursuant to this Agreement).
(c)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, no Indemnifying Party shall have any obligation to indemnify any Indemnified Party against, or reimburse any such indemnified Party for, any Damages pursuant to Section 10.1 or Section 10.2, respectively, after the aggregate amount of all liabilities of such Indemnifying Party hereunder in respect of Damages exceeds the Base Purchase Price.

(d)    IN NO EVENT SHALL ANY INDEMNIFYING PERSON HAVE ANY LIABILITY TO ANY INDEMNIFIED PERSON FOR (A) SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OR (B) INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING FOR LOSS OF PROFITS), REGARDLESS OF WHETHER SUCH DAMAGES ARE REASONABLY FORESEEABLE; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, AN INDEMNIFYING PERSON MAY BE LIABLE FOR ANY SUCH DAMAGES DESCRIBED IN CLAUSES (A) AND (B) ABOVE TO THE EXTENT SUCH DAMAGES ARE ACTUALLY RECOVERED BY A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM.
10.5    Procedure for Indemnification – Third Party Claims.
(a)    Promptly after receipt by an indemnified party under Section 10.1 or Section 10.2 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 10.5 shall not relieve the indemnifying Party of its obligations under this Article 10, except to the extent such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.
(b)    If any Proceeding referred to in Section 10.5(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding, the indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If reasonably requested by the indemnifying Party, the indemnified Party agrees to cooperate in contesting any Proceeding which the indemnifying Party elects to contest (at the expense of the indemnifying Party); provided that the indemnified Party shall not be required to pursue any cross-claim or counter-claim. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding if (A) such Proceeding relates to or arises in connection with any criminal proceeding, (B) such Proceeding seeks an injunction or equitable relief against any indemnified Party, (C) such Proceeding has or would reasonably be expected to result in Damages in excess of the amount set forth in Section 10.4 or (D) the indemnifying Party has failed or is failing to defend in good faith such Proceeding. If the indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified Party’s prior written consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party, and (B) or (B) such settlement or compromise does not materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity.
10.6    Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.
Article 11
Other Provisions
11.1    Notices. All notices and other communications between the Parties shall be in writing (“Notices”) and shall be deemed to have been duly given (i) when delivered in person, (ii) upon five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, (iii) upon one (1) Business Day following delivery by a nationally recognized courier or (iv) when delivered by e-mail and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:
If to Buyer, to:
Viper Energy Partners LLC
500 West Texas Avenue, Suite 1200
Midland, Texas 79701
Attention: Travis Stice, CEO
Randall J. Holder, General Counsel
E-mail: tstice@diamondbackenergy.com
rjholder@diamondbackenergy.com
With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
Attention: Seth Molay
Email: smolay@akingump.com

and

Akin Gump Strauss Hauer & Feld
1111 Louisiana Street, 44th Floor
Houston, Texas 77002

Attention: Michael Byrd
Email: mbyrd@akingump.com

If to Seller, to:
c/o The Blackstone Group L.P.
345 Park Avenue
New York, New York 10154
Telephone: (212) 583-5701
Attention: Angelo G. Acconcia
Adam Jenkins
Email: acconcia@Blackstone.com
adam.jenkins@Blackstone.com

With a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Telephone: 713-836-3600
Attn: Rhett A. Van Syoc, P.C.
David Castro, Jr.
E-mail: rhett.vansyoc@kirkland.com
david.castro@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing.
11.2    Assignment. Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
11.3    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, that the Nonparty Affiliates are intended Third Party beneficiaries of Section 11.13.
11.4    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any electronic copies hereof or signature hereon shall, for all purposes, be deemed originals.
11.5    Entire Agreement. This Agreement (together with the schedules attached hereto, the Disclosure Schedule and exhibits to this Agreement), the Assignment and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

11.6    Survival. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall survive the Closing for twelve (12) months after the Closing; provided, that the special warranty of Defensible Title set forth in the Assignment shall survive for twelve (12) months after the Closing; provided further, that the agreements and covenants hereunder which by their terms are to be performed by the Parties at or following the Closing shall survive the Closing.
11.7    Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of Seller or required to be disclosed on the Disclosure Schedule. Each disclosure in the Disclosure Schedule shall be deemed to qualify the particular representations and warranties contained in the sections or subsections expressly referenced and each other section or subsection where the relevance of such disclosure is clearly apparent on its face. Prior to the Closing, Seller shall have the right to supplement the Disclosure Schedules relating to the representations and warranties set forth in Article 3 with respect to any matters arising or occurring subsequent to the Execution Date; provided, however, that all such supplements shall be disregarded for purposes of determining whether the condition to Buyer’s obligation to close the transaction pursuant to Section 7.1(a) has been satisfied; provided further, however, that in the event that the Closing occurs, then, all such Disclosure Schedules shall thereafter be deemed to be updated with all such matters.
11.8    Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party and, to the extent such amendment or modification relates to Section 2.9 or Section 10.1, Seller Parent.
11.9    Publicity. If any Party wishes to make a press release or other public announcement respecting this Agreement or the transactions contemplated hereby, such Party will provide the non-releasing Party with a draft of the press release or other public announcement for review at least three (3) Business Days prior to the time that such press release or other public announcement is to be made. During the three (3) Business Day period prior to release, the Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof; provided that failure by the non-releasing Party to provide comments back to the other Party within two (2) Business Days of receipt of the draft release or public announcement will be deemed a consent to the public disclosure of such press release or other public announcement and the content thereof. Should the Parties fail to reach an agreement concerning the form or content of any press release or public announcement by the proposed release date, the Party wishing to make the press release or public announcement may do so; provided that, in no instance shall the issuing Party issue a press release or other public announcement (a) prior to the Closing or (b) that includes the name of the non-releasing Party or its Affiliates or the amount of the Purchase Price to be paid hereunder, in each case, without the prior written consent of such non-releasing Party. Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 11.9.
11.10    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
11.11    Specific Performance. The Parties acknowledge and agree, that prior to Closing and without limiting the effect of Section 9.2 after Closing, (a) that each Party would be irreparably harmed by a breach by the other Party of any of their obligations under this Agreement and (b) that the non-breaching Party is entitled to injunctive relief, specific performance and other equitable remedies against the breaching Party to enforce the performance by the breaching Party of its obligations under this Agreement, and the Parties hereby consent and agree to such injunctive relief, specific performance and other equitable remedies in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each Party further agrees (i) that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.11 and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument, (ii) the provisions set forth in Section 9.2 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance or other equitable relief and (iii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
11.12    Governing Law; Jurisdiction Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of laws principles.
(a)    Forum. The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(b)    Jurisdiction. To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.12(a).
(c)    Waiver. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
11.13    No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made only against (and such representations and warranties are those solely of) the Parties (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in connection with, or as an inducement to, this Agreement.
11.14    Seller Parent Guaranty.
(a)    Seller Parent hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, all of Seller’s obligations under Section 2.9 and Section 10.1 (collectively, the “Seller Guarantee”).  The Seller Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of Seller Parent, enforceable in accordance with its terms. The Seller Guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any assignment or assumption by or from Seller Parent (without Buyer’s express consent, which may be granted or denied in Buyer’s sole discretion).
(b)    The obligations of Seller Parent hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of Seller with or into any Person or any sale or transfer by Seller of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Seller, (iii) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Seller’s obligations hereunder and then only to such extent), (iv) any disability or any other defense of Seller or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise, (v) the extension of time for the payment of all or any portion of any sums payable under this Agreement or the extension of time for the performance of any obligations under, arising out of or in connection with this Agreement, or (vi) any failure, omission, delay or lack of diligence on the part of Buyer or any other person or entity to enforce, assert or exercise, or any waiver of, any right, privilege, power or remedy conferred on Buyer or any other person or entity by this Agreement, or any action on the part of the Buyer or such other person or entity granting indulgence or extension of any kind.  In connection with the foregoing, Seller Parent hereby waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest.
(c)    It shall not be necessary for Buyer (or its successor), in order to enforce any payment or performance by the Seller Parent, to first institute suit or exhaust its remedies against the Seller, any of Seller’s Affiliates or any other person or entity liable with respect to the obligations of Seller Parent secured by this Section 11.14.
(d)    Buyer entered into this Agreement in reliance upon this Section 11.14.  Seller Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Seller Parent set forth in this Section 11.14 are knowingly made in contemplation of such benefits.
(e)    Seller Parent hereby represents and warrants as follows: (i) Seller Parent is duly formed and validly existing under the laws of Delaware, and has all power and authority to execute, deliver and perform obligations created by this Section 11.14; (ii) the execution, delivery and performance of this Agreement by Seller Parent has been duly and validly authorized and approved by all necessary limited liability company action; (iii) this Agreement has been duly and validly executed and delivered by Seller Parent and constitutes a valid and legally binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms; (iv) all consents, approvals, authorizations of, or filings with, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by Seller Parent have been obtained or made; (v) the execution, delivery and performance by Seller Parent of this Agreement do not and will not violate its organizational and governing documents, any applicable Law, or any material contractual restriction binding on Seller Parent or its assets; and (vi) Seller Parent has, and, for so long as this Section 11.14 shall remain in effect in accordance with its terms, Seller Parent shall have, funds sufficient to satisfy all of its obligations hereunder.
(f)    Notwithstanding anything to the contrary herein, in the event of an action by any party entitled to enforce the provisions of this Section 11.14, Seller Parent shall have available to it all defenses that Seller would have under and in respect of this Agreement (other than any defenses arising from bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Seller).
[Signature Page Follows]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.
Buyer:

Viper Energy Partners LLC

By: /s/ Kaes Van’t Hof__________________
Name: Kaes Van’t Hof, under designation of
authority from Travis D. Stice
Title: Chief Executive Officer

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PURCHASE AND SALE AGREEMENT

Seller:

DGK ORRI Company, L.P.

By: DGK ORRI GP LLC,
its general partner
By: Royal Resources GP L.L.C.,
its sole member
By: /s/ Angelo Acconcia__________________
Name: Angelo Acconcia
Title: Chief Financial Officer and Treasurer

Seller Parent:

Royal Resources L.P.

By: Royal Resources GP L.L.C.,
its general partner
By: /s/ Angelo Acconcia__________________
Name: Angelo Acconcia
Title: Chief Financial Officer and Treasurer

SIGNATURE PAGE TO
PURCHASE AND SALE AGREEMENT